Press Release

SURFNET MEDIA GROUP ANNOUNCES AGREEMENT WITH MELLON RESEARCH FOR $500,000 BRIDGE LOAN, $5 MILLION REG S OFFERING AND COLLABORATION WITH CLUB EXTREME


Tempe, AZ, Dec 8, 2004--SurfNet Media Group, Inc. (OTCBB: SFNM) announced today that it has entered into a financial advisory agreement with Mellon Research, Inc. (OTCPK: MLON), based in Phoenix, Arizona, for the procurement of $500,000 in bridge financing and the sale of up to $5 million (US) dollars of convertible notes to be issued by SurfNet in a private placement in offshore transactions to foreign investors pursuant to Regulation S under the Securities Act of 1933. The notes will not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

"We look forward to supporting SurfNet's achievement of its business goals," said Mario Pino, Mellon Research's CEO and President, "including collaboration with Club Extreme to roll out Mandarin Chinese and Spanish language Internet-based music networks in 2005." "SurfNet, which was a pioneer in the distribution of music over the Internet, launching its original service, BoomBoxRadio, in 1998, is well tooled for this collaboration," said Robert Arkin, SurfNet's Chairman and CEO.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such an offer or sale would be unlawful.

Various statements made within this press release may constitute
"forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the company's expectations.

SurfNet Media Group (http://www.surfnetmedia.com/) is an Internet digital entertainment media company producing and broadcasting live and on-demand talk radio content streamed globally 24/7. SurfNet produces and broadcasts over 100 programs weekly on its channels, VoiceAmerica(TM) Radio (http://www.voiceamerica.com), BusinessAmerica(TM) Radio
(http://www.businessamericaradio.com) and VoiceAmerica Health & Wellness Radio (http://health.voiceamerica.com). SurfNet enables sponsors to deliver cost-effective advertising content to targeted audiences.

Mellon Research (http://www.mellonresearch.com/) provides comprehensive multi-national, boutique investment banking consulting services to enable private companies to raise capital via: IPOs, Reverse Mergers, Bridge Capital and or other financial vehicles.

     Denise Dion
     602-426-7200
     denise.dion@surfnetmedia.com